Exhibit 3.15

(LOGO)	Phone: (503) 986-2200 Fax: (503) 378-4381	Articles of Organization – Limited Liability Company

Secretary of State Corporate Division 255 Capitol St. NE, Suite 151 Salem, OR 97310-1327

Registry Number:	370672-95
For office use only

In accordance with Oregon Revised Statute 192.410-192.490, the information on this application is public record.

We must release this information to all parties upon request and it will be posted on our website.                   For office use only

Please Type or Print Legibly in Black Ink. Attach Additional Sheet if Necessary.

1)	NAME (Must contain the words “Limited Liability Company” or the abbreviations LLC or L.L.C.)

	TransUnion TeleData LLC

2)	DURATION (Please check one.) ☐ Latest date upon which the Limited Liability Company is to dissolve is	6)	NAME AND ADDRESS OF EACH ORGANIZER Karen M. McElligatt Two North LaSalle St., Suite 2200 Chicago, IL 60602
	☑ Duration shall be perpetual.

3)	NAME OF THE INITIAL REGISTERED AGENT
	Corporation Service Company

4)	ADDRESS WHERE THE DIVISION MAY MAIL NOTICES (Must be an Oregon Street Address, which is identical to the registered agent’s business office) 285 Liberty Street, NE Salem, OR 97301	7)

IF THIS LIMITED LIABILITY COMPANY IS NOT

MEMBER MANAGED, Check One Box Below:

☐  This limited liability company is managed by a single manager.

☑  This limited liability company is managed by multiple manager(s).

5)	ADDRESS WHERE THE DIVISION MAY MAIL NOTICES 555 West Adams Street Chicago, IL 60661 Attn: John A. Blenke, General Counsel	8)	IF RENDERING A PROFESSIONAL SERVICE OR SERVICES, DESCRIBE THE SERVICE(S) BEING RENDERED. N/A

		9)	OPTION PROVISIONS (Attach a separate sheet if necessary)

10)	EXECUTION (The title for each singer must be “Organizer”) Signature	Printed Name	Title

	/s/ Karen M. McElligatt	Karen M. McElligant	Organizer
Organizer
Organizer

11)	CONTACT NAME (To resolve questions with this filing) DAYTIME PHONE NUMBER (include area code)

151 (Rev. 9/05)